Exhibit 4.7

GENERAL MOTORS CORPORATION

and

WILMINGTON TRUST COMPANY as

Trustee

SUPPLEMENTAL INDENTURE

Dated as of August 13, 2007

SUPPLEMENTAL INDENTURE, dated as of August 13, 2007, between GENERAL MOTORS CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and WILMINGTON TRUST COMPANY, a banking corporation duly organized and existing under the laws of the State of Delaware (the “Trustee”). The term “Trustee” shall include any successor trustee appointed pursuant to Article Seven of the Indenture (as defined below).

WITNESSETH:

WHEREAS, the Company and the Citibank, N.A., as predecessor to the Trustee, have heretofore executed and delivered the Indenture, dated as of December 7, 1995 (the “Indenture”), providing for the issuance from time to time of one or more series of debt securities evidencing unsecured indebtedness of the Company, the First Supplemental Indenture, dated as of March 4, 2002, the Second Supplemental Indenture, dated as of November 5, 2004, the Third Supplemental Indenture, dated as of November 5, 2004 and the Fourth Supplemental Indenture, dated as November 5, 2004. Terms used in this Supplemental Indenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

WHEREAS, Appendix A hereto identifies approximately $12.46 billion in U.S. dollar denominated non-convertible debt Securities, represented by 13 series of Securities, issued and outstanding under the Indenture.

WHEREAS, each series of Securities identified on Appendix A hereto was issued in the form of Global Securities (collectively, the “Global Notes”).

WHEREAS, each of the Global Notes is subject to the Indenture and all indentures supplemental thereto, each Global Note containing a paragraph as follows:

“This Global Bond is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (hereinafter called the “Securities”) of the series hereinafter specified, all issued or to be issued under and pursuant to an indenture dated as of December 7, 1995 (herein called the “Indenture”), duly executed and delivered by the Company to Citibank, N.A. (herein called the “Trustee”) to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities;”

WHEREAS, certain provisions of the Indenture are described in each of the Global Notes.

WHEREAS, the first sentence of the fourth paragraph of each of the Global Notes contains a description of the vote of Holders required by Section 10.02 of the Indenture to enter into certain supplemental indentures, the text of which, up to the first semi-colon, is as follows:

“The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66  2/3% in aggregate principal amount of the Securities at the time Outstanding (as defined in the Indenture) of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying any manner the rights of the Holders of the Securities of each such series;”

WHEREAS, the Global Notes incorrectly summarize Section 10.02 of the Indenture with respect to the percentage in aggregate principal amount of Securities outstanding required to execute such supplemental indentures, the Indenture expressly providing for approval by a majority rather than 66  2/3% in aggregate principal mount of Securities outstanding, the text of the first paragraph of Section 10.02, up to the first semi-colon, being as follows:

“With the consent (evidenced as provided in Section 8.01) of the Holders of not less than a majority in the aggregate principal amount of the Securities of all series at the time outstanding affected by such supplemental indenture (voting as one class), the Corporation, when authorized by a Board Resolution, and the Trustee may from time to time and at any time enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indentures or modifying in any manner the rights of the Holders of the Securities of each such series or any Coupons appertaining to such Securities;”

WHEREAS, the Company desires to correct this description of the Indenture in the Global Notes.

WHEREAS, the Trustee, pursuant to Section 10.01 of the Indenture, is authorized to join with the Company in the execution of any supplemental indenture made pursuant thereto and to make any further appropriate agreements and stipulations which may be contained therein, which section provides that the Company may enter into a supplemental indenture:

“to cure any ambiguity or to correct or supplement any provision contained herein or in any supplemental indenture which may be defective or inconsistent with any other provision contained herein or in any supplemental indenture; to convey, transfer, assign, mortgage or pledge any property to or with the Trustee; or to make such other provisions in regard to matters or questions arising under this Indenture as shall not adversely affect the interests of the Holders of any series of Securities or any Coupons appertaining to such Securities;”

NOW, THEREFORE, in furtherance of the premises herein, the Company and the Trustee hereby stipulate as follows:

Section 1. The first sentence of the fourth paragraph of each of the Global Notes (or other applicable portion) shall be and hereby is amended, without any further action on the part of the Company, the Trustee or the Holder of any Global Note, by deleting the phrase “66  2/3%” contained therein and replacing it with the phrase “a majority,” so that the paragraph, up to the first semi-colon, shall read as follows:

“The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities at the time Outstanding (as defined in the Indenture) of all series to be affected (voting as one class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the Holders of the Securities of each such series;”

Section 2. Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4. New York Contract. This Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York, and for all purposes shall be governed by and construed in accordance with the laws of the said State, regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law and except as may otherwise be required by mandatory provisions of law. Any claims or proceedings in respect of this Supplemental Indenture shall be heard in a federal or state court located in the State of New York.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed.

GENERAL MOTORS CORPORATION

By:	/s/ Walter Borst
Name:
Title:

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as Trustee

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Financial Services Officer

Appendix A

6 3/8% Notes due May 1, 2008

7.20% Notes due January 15, 2011

7.125% Senior Notes due July 15, 2013

7.70% Debentures due April 15, 2016

8. 250% Debentures due July 15, 2023

8.10% Debentures due June 15, 2024

6 3/4% Debentures due May 1, 2028

8.375% Debentures due July 15, 2033

7.375% Senior Notes due May 15, 2048

7.25% Quarterly Interest Bonds due April 15, 2041

7.50% Senior Notes due July 1, 2044

7.375% Senior Notes due May 23, 2048

7.25% Senior Notes due February 15, 2052